Exhibit 10.25

SETTLEMENT AGREEMENT

This Agreement (the “Agreement”), is entered into this 19th day of November, 2012 (the “Effective Date”), by and between Maui Land & Pineapple Company, Inc. (“MAUI”) and the Pension Benefit Guaranty Corporation, a United States government corporation (the “PBGC”; and, collectively with MAUI, the “Parties”).

WITNESSETH

WHEREAS, PBGC is a wholly-owned United States government corporation established under section 4002 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. § 1302 (2006 & Supp. IV 2010) to administer the pension plan termination insurance program created by Title IV of ERISA, 29 U.S.C. §§ 1301-1461; and

WHEREAS, MAUI is a corporation incorporated under the laws of the state of Hawaii; and

WHEREAS, MAUI is, and has been at all relevant times, the contributing sponsor (as that term is defined in 29 U.S.C. § 1301(a)(13)) of the Maui Land & Pineapple Company, Inc. Pension Plan for Bargaining Unit and Hourly Employees (“BU Plan”) and the Maui Land & Pineapple Company Inc. Pension Plan for Non-Bargaining Unit Employees (“Non-BU Plan” collectively with BU Plan, the Pension Plans”); and

WHEREAS, the PBGC asserts that MAUI ceased operations on or about March 31, 2011 at its facility located in Maui, Hawaii, and as a result, certain employees who are participants in the Pension Plans were separated from employment (the “Cessation of Operations” or the “Event”); and

WHEREAS, the PBGC asserts that the Cessation of Operations is an event described in ERISA §4062(e), and that MAUI and any other members of its controlled group (as defined in ERISA §4001(a)(14)) (MAUI or any other such member, a “Controlled Group Member”) are therefore subject to the provisions of ERISA §4063 and liable thereunder to PBGC with respect to the Plans; and

WHEREAS, PBGC has estimated that MAUI’s liability under ERISA §4063(b) as a result of the Event is $18,713,067 (the “Event Liability”); and

WHEREAS, in lieu of the PBGC attempting to apply the provisions of subsections 4063(b), (c) or (d) of ERISA, 29 U.S.C. § 1363(b), (c) and (d), or otherwise enforcing against MAUI such liability that has resulted from the Cessation of Operations, the PBGC and MAUI have reached an understanding with respect to the Event and such liability, under which MAUI will provide security to PBGC.

NOW THEREFORE, MAUI and PBGC, for good and valuable consideration set out herein, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

1.                                      Mortgage Security

1.1                               To secure up to $18,713,067 of liability under 29 U.S.C. § 1362(a)(1) incurred upon any termination of the Pension Plans under 29 U.S.C. § 1341(c) or 29 U.S.C. § 1342 on or before the Agreement Termination Date (as defined in Section 3.1 below), MAUI will, on or before the thirtieth (30th) day following the Effective Date, execute a first lien mortgage in favor of PBGC (the “First PBGC Mortgage”) on the real properties described in Exhibit A hereto (“Mortgaged Property A”) and execute a second lien mortgage in favor of PBGC (the “Second PBGC Mortgage”, collectively with the First PBGC Mortgage, the “PBGC Mortgages”) on the real property described in Exhibit B hereto (“Mortgaged Property B”, collectively with Mortgaged Property A, the “Mortgaged Properties”).

1.2                               Following the Agreement Termination Date, and at MAUI’s sole expense, MAUI will provide to PBGC recordable discharges and releases of the PBGC Mortgages.  PBGC shall promptly execute and record such discharges and releases.  PBGC agrees, following the Agreement Termination Date, to execute such other documents as may be necessary to effect and evidence the termination, discharge and release of such PBGC Mortgages.

2.                                      Notice Requirements

2.1                               During the term of the Agreement, MAUI will provide notices and information to PBGC as follows:

(a)                                 Each of the Pension Plans’ actuarial valuation reports by October 31 of each plan year;

(b)                                 Written notice no later than ten (10) days after the due date of any quarterly installment or other contribution to any of the Pension Plans required under 26 U.S.C § 430(j) (a “Required Contribution”) that MAUI has failed to timely pay; and

(c)                                  Copies of all Internal Revenue Service (“IRS”) Forms 5310-A on the date  filed with the IRS for any plan merger or consolidation, spinoff, or transfer of plan assets or liabilities to another plan that involves any of the Pension Plans.  In the event that any such Form 5310-A will not be timely filed with the IRS, MAUI will notify PBGC at least 30 days before any plan merger or consolidation, spinoff, or transfer of plan assets or liabilities to another plan that involves any of the Pension Plans.

3.                                      Termination of the Agreement

3.1                               This Agreement will terminate upon the later of ( the “Agreement Termination Date”):

(a)                                 the fifth anniversary of the effective date of this Agreement (the “Fifth Anniversary”); or

(b)                                 if an Event of Default (as defined in Section 5.1 below) that has not been waived by the PBGC in writing exists on the Fifth Anniversary, the date upon which such Event of Default is cured.

3.2                               Effective on the Agreement Termination Date and in consideration of the terms, conditions, mutual covenants and agreements set forth herein, the adequacy and sufficiency of which are hereby acknowledged, the PBGC, on its own behalf, and in every other capacity in which it may now or in the future act, will be deemed to release and forever discharge each Controlled Group Member, from any claim whatsoever with respect to any and all of such member’s liability and/or obligations under sections 4062(e) and/or 4063 of ERISA with regard to the Cessation of Operations.

4.                                      Representations and Warranties

4.1                               MAUI hereby represents and warrants to PBGC that each of the following is true and correct as of the Effective Date:

(a)                                 MAUI has full power and authority to enter into and perform its obligations under the Agreement and to carry out and consummate the transactions contemplated by the Agreement;

(b)                                 MAUI’s execution, delivery and performance of the Agreement and all other Settlement Documents executed or to be executed by MAUI in connection with the Agreement have been duly authorized by all necessary corporate action; and

(c)                                  This Agreement has been duly executed by authorized officers or other representatives of MAUI.  This Agreement shall constitute a legal, valid and binding contract and agreement of MAUI enforceable by PBGC, and only by PBGC, against MAUI in accordance with its terms.

4.2                               PBGC hereby represents and warrants to MAUI that each of the following is true and correct as of the Effective Date:

(a)                                 PBGC has full power and authority to enter into and perform its obligations under the Agreement and to carry out and consummate the transactions contemplated by the Agreement;

(b)                                 PBGC’s execution, delivery and performance of the Agreement have been duly authorized by all necessary corporate action and are within PBGC’s statutory authorization and authority; and

(c)          This Agreement shall be duly executed by authorized officers or other representatives of PBGC.  This Agreement shall constitute a legal, valid and binding contract and agreement of PBGC enforceable against PBGC in accordance with its terms.

5.                                      Default; Remedies

5.1                               Event of Default.  Each of the following shall constitute an “Event of Default” under this Agreement:

(a)                                 MAUI  fails to make any Required Contributions in accordance with the minimum funding standards of ERISA and the Internal Revenue Code (the “Code”);

(b)                                 MAUI materially breaches any other covenant, term or condition of this Agreement and, if curable, fails to cure such breach within thirty (30) days after such breach provided, however, that if the breach cannot by its nature be cured within the thirty (30) day period, but is susceptible to being cured within a reasonable time greater than thirty (30) days, then MAUI shall have an additional period (which shall not in any case exceed thirty (30) days, for a maximum total of sixty (60) days) to attempt to cure such breach, and within any such additional period the failure to cure the breach shall not be deemed an Event of Default;

(c)                                  Any representation or warranty made by MAUI in Section 4.1 above is untrue in any material respect as of the Effective Date;

(d)                                 MAUI (i) becomes insolvent; or (ii) is unable, or admits in writing its inability to pay debts as they generally mature; or (iii) makes a general assignment for the benefit of creditors or to an agent authorized to liquidate any of its property; or (iv) makes or sends notice of a bulk transfer; or (v) files or, consents to the filing against it, of a petition or other papers commencing a proceeding under Title 11 of the United States Code or any similar type of insolvency proceeding (“Insolvency Proceeding”); or (vi) has an Insolvency Proceeding filed or instituted against it which has not been dismissed within forty-five (45) days after its commencement, or in which an order for relief has been entered against it, or (vii) applies to a court for appointment of a receiver, trustee or custodian for any of its property; or (viii) has a receiver, trustee or custodian appointed for any of its property (with or without its consent);

(e)                                  MAUI dissolves or discontinues (other than on a temporary basis) doing business;

(f)                                   Any of the Pension Plans terminate under 29 U.S.C. § 1341(c) or 29 U.S.C. § 1342;

(g)                                  The occurrence of a “default” (as defined therein) under the PBGC Mortgages.

5.2                               Notice.  MAUI shall immediately give written notice to PBGC upon the occurrence of any Event of Default.

5.3                               General Remedies.  If any Event of Default occurs, then PBGC may take any one or more of the following actions:

(a)  exercise any or all of the rights and remedies available to it as a secured party under the UCC or any other applicable law, including (but not limited to) the right to repossess the Mortgaged Properties and the right to sell the Mortgaged Properties;

(b)  foreclose on the Mortgaged Properties non-judicially, to the fullest extent permitted by law, or proceed by a suit or suits at law or in equity to foreclose on the Mortgaged Properties.

5.4                               Forbearance.  So long as no Event of Default exists and remains uncured, the PBGC will forbear during the term of this Agreement from taking any action against MAUI or other Controlled Group Member to enforce sections 4062(e) and/or 4063 of ERISA, 29 U.S.C. §§ 1362(e), 1363, on account of the Cessation of Operations.

5.5                               Remedies Not Exclusive.  No remedy recited in this Agreement with respect to the occurrence of an Event of Default shall limit the PBGC in any manner from pursuing after the occurrence of an Event of Default any and all remedies provided under the UCC, ERISA, the Code, or other applicable law.  The rights and remedies provided for in this Agreement or which PBGC may otherwise have at law or in equity shall be distinct, separate, and cumulative.  The rights and remedies shall not be deemed to be inconsistent with each other, and none of them, whether or not exercised by PBGC, shall be deemed to be in exclusion of any other.  Any two or more of such rights and remedies may be exercised at the same time, all to the fullest extent permitted by law.

6.                                      General Provisions

6.1                               Compliance with ERISA.  Nothing in this Agreement affects MAUI’s obligations to comply with ERISA and the Code, including, without limitation, MAUI’s obligation to make all Required Contributions in accordance with the minimum funding standards of ERISA and the Code.

6.2                               Limitation of Rights.  This Agreement is intended to be and is for the sole and exclusive benefit of PBGC and MAUI.  Nothing expressed or mentioned in or to be implied from the Agreement gives any person other than PBGC or MAUI any legal or equitable right, remedy, or claim against PBGC or MAUI under or in respect of this Agreement.

6.3                               Notices.  All notices, demands, instructions and other communications required or permitted under the Agreement to any Party shall be in writing and shall be personally delivered or sent by registered, certified, or express mail, postage prepaid, return receipt requested, facsimile (which shall be immediately followed by the original of such communication), or pre-paid overnight delivery service with confirmed receipt, and shall be deemed to be given for purposes of this Agreement on the date the writing is personally delivered or sent to the intended recipient, or in the case of facsimile, on the date transmitted to the intended recipient.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, all such notices, demands, instructions and other communications shall be sent to the Parties as indicated below:

To MAUI:                                                                                       Tim Esaki

Chief Financial Officer

Maui Land & Pineapple Co., Inc.

200 Village Road

Lahaina, Hawaii  96761

Telephone:  (808) 665-5480

Facsimile:  (808) 442-1114

tesaki@mlpmaui.com

Robert Katz

Torkildson, Katz, Moore, Hetherington & Harris

700 Bishop Street, 15th Floor

Honolulu, Hawaii  96813

Telephone:  (808) 523-6000

Facsimile: (808) 523-6001

RSK@torkildson.com

To PBGC:                                                                                        Corporate Finance and Restructuring Department

Pension Benefit Guaranty Corporation

1200 K Street, N.W.

Washington, D.C.  20005-4026

Telephone: (202) 326-4070

Facsimile: (202) 842-2643

Gran.Christopher@pbgc.gov

Office of the Chief Counsel

Pension Benefit Guaranty Corporation

1200 K Street, N.W.

Washington, D.C.  20005-4026

Telephone: (202) 326-4020

Facsimile: (202) 326-4112

Hansen.Courtney@pbgc.gov and efile@pbgc.gov

6.4                               Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic pdf transmission) in one or more counterparts and by different Parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5                               Entire Agreement.  This Agreement, including the PBGC Mortgages, contains the complete and exclusive statement of the agreement and understanding by and among the Parties and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, among the Parties or any of them relating to the subject matter of this Agreement.  This Agreement may not be amended, modified, or supplemented except by an instrument in writing executed by the Parties hereto.

6.6                               No Waivers.  The failure of any Party to enforce a provision of the Agreement shall not constitute a waiver of such Party’s right to enforce that provision of the Agreement.

6.7                               Headings.  The section and paragraph headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

6.8                               Governing Law.  Except to any extent preempted by federal law, the laws of the State of Hawaii, without giving effect to Hawaii’s rules concerning conflicts of law, shall govern all disputes arising out of or relating to this Agreement.

6.9                               Jurisdiction; Venue.  Any action, suit or proceeding arising out of or relating to this Agreement, except for one brought with respect to the Mortgaged Properties, shall be brought in the United States District Court for the District of Columbia.

6.10                        Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto, nor shall any rule of construction that favors a non-draftsman be applied.  A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

6.11                        Assignment.  No Party may assign this Agreement in whole or in part, or delegate any of its duties hereunder, without the express prior written consent of the other Party.  Any such assignment or delegation made without such express prior written consent shall be null and void ab initio.

6.12                        Unenforceable, Invalid Provisions.  If any provision in this Agreement shall be invalid, inoperative or unenforceable as applied in any particular case, this shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance.  If any provision of this Agreement shall be invalid, inoperative or unenforceable in all cases, this shall not have the effect of rendering any other provision of the Agreement invalid, inoperative, or unenforceable.  The invalidity of any portion of this Agreement shall not affect the remaining portions of the Agreement.

6.13                        Inapplicability to Pension Plans. This Agreement is not a document or instrument governing the Pension Plans, nor does anything in this Agreement amend, supplement or derogate from the documents and instruments governing the Pension Plans.  Further, nothing in this Agreement alters, amends or otherwise modifies the operation or administration of the Pension Plans.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the Effective Date.

MAUI LAND & PINEAPPLE COMPANY, INC.		PENSION BENEFIT GUARANTY CORPORATION

By:	/s/ RYAN CHURCHILL	By:	/s/ JENNIFER MESSINA
	Ryan Churchill		Jennifer Messina

Title:	President & COO	Title:	Director, Corporate Finance and
Restructuring Department
Date:	November 13, 2012
		Date:	November 19, 2012

By:	/s/ TIM ESAKI
Tim T. Esaki

Title:	CFO

Date:	November 13, 2012